Exhibit 99

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman’s Lisa A. Payne to Transition CFO Role to Treasurer and Executive Vice President, Capital Markets, Simon J. Leopold, Effective January 1, 2016
Payne will retain her role as vice chairman of the Board until leaving the company in March 2016

BLOOMFIELD HILLS, Mich., September 15, 2015 - - Taubman Centers, Inc. (NYSE: TCO) today announced that Lisa A. Payne will transition the company’s chief financial officer role to Treasurer and Executive Vice President, Capital Markets, Simon J. Leopold, effective January 1, 2016. Payne will retain her role as vice chairman of the Board until leaving the company in March 2016.

“Lisa has been a powerful contributor to Taubman's growth strategy and financial strength, as well as a highly respected and admired people leader,” said Chairman, President and Chief Executive Officer Robert S. Taubman. “We are grateful for her years of service and loyalty, and for her acumen that has helped to propel our business forward for nearly two decades.”

Payne joined Taubman in 1997 from her position as vice president of Goldman Sachs' Investment Banking Division. During her impressive tenure as CFO, the total return of Taubman Centers, Inc., shares has been 1,254 percent or 15 percent per annum. Her focus on balance sheet strength enabled the company to successfully weather the Great Recession while retaining its cash dividend. The company had sufficient resources to avoid issuing equity at an inopportune time, driving shareholder value creation.

In recent years, she has led the company’s cross-functional innovation team, ensuring that Taubman remains a leader in its operations for years to come. She will continue this work through her departure in 2016.

“I have a tremendous amount of admiration for Taubman’s strong leadership team and its future plans,” said Payne. “The company will have a wonderfully talented CFO in Simon Leopold and I will watch with great pride its continued success.”

Leopold joined Taubman in 2012 and has since been responsible for Taubman’s capital markets and financing activities, corporate tax and treasury, and real estate acquisitions and dispositions.

Last year, he was the architect of the sale of seven of Taubman’s shopping centers to Starwood Capital Group. This $1.4 billion transaction further positioned Taubman with the highest quality assets in the publicly-traded U.S. mall industry - now with 12-month trailing mall tenant sales per square foot of $818 as of June 30, 2015.

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“When we welcomed Simon to the company a few years ago, it was to ensure a strong succession plan for the CFO role,” said Taubman. “Through the Starwood transaction and numerous other business matters, Simon has proven to be a prudent, yet progressive leader. This is a well-earned promotion and we look forward to his continued contributions.”

Prior to joining Taubman, Leopold spent 13 years as a managing director in the real estate investment banking groups at Deutsche Bank, KBW and UBS. He has also worked in a variety of urban planning and economic development positions in New York City, including in the Office of the Mayor, the Department of City Planning and the Economic Development Corporation. Leopold holds an undergraduate degree from the University of Michigan and an MBA from the Yale School of Management.

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 22 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing four properties in the U.S. and Asia totaling 4.1 million square feet. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACT:
Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469, mmainville@taubman.com

Ryan Hurren, Taubman, Director, Investor Relations, 248-258-7232,
rhurren@taubman.com

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